Exhibit 3.1
FOURTH AMENDMENT TO THE
RESTATED ARTICLES OF INCORPORATION
OF
HOME BANCSHARES, INC.
     Pursuant to the Arkansas Business Corporation Act of 1987, Home BancShares, Inc. (the “Corporation”) does hereby adopt the following articles of amendment to its Restated Articles of Incorporation, dated March 12, 1999, as previously amended on October 23, 2003, March 9, 2005, and April 18, 2005:
     1. The first sentence of Article THIRD is hereby amended to read in its entirety as follows:
     The authorized capital stock (the “Capital Stock”) of this Corporation shall be 50,000,000 shares of voting common stock (the “Common Stock”) having a value of $.01 per share, and 5,500,000 shares of $0.01 par value preferred stock (the “Preferred Stock”), divided into 2,500,000 shares of class A non-voting, non-cumulative, callable and redeemable, convertible preferred stock (“Class A Preferred Stock”) and 3,000,000 shares of class B non-voting, non-cumulative, callable and redeemable, convertible preferred stock (“Class B Preferred Stock”).
     EXECUTED this 9th day of May, 2007.

/s/ C. Randall Sims
C. Randall Sims, Secretary